AMENDMENT NO. 1

TO

DISTRIBUTION AND SERVICE PLAN (COMPENSATION) (the “Plan”)

CLASS C SHARES

CLASS R SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Distribution and Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated February 28, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to change the name of Invesco Oppenheimer Global High Yield Fund to Invesco High Yield Bond Factor Fund and Invesco Oppenheimer Intermediate Income Fund to Invesco Intermediate Bond Factor Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

DISTRIBUTION AND SERVICE PLAN (COMPENSATION)

AIM INVESTMENT SECURITIES FUND (INVESCO INVESTMENT SECURITIES FUND)

Portfolio	Share Class	Maximum Asset Based Sales Charge		Maximum Shareholder Services Fee		Maximum Aggregate Fee
Invesco High Yield Bond Factor Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Intermediate Bond Factor Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Oppenheimer Government Cash Reserves Fund	Class C Class R	0.75 0.25	% %	NONE 0.25%		0.75 0.50	% %
Invesco Oppenheimer Limited-Term Bond Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Oppenheimer Limited-Term Government Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %”